Registration No.

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

Florida	3812	20-3061892
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Louis J. Brothers, President
50 East River Center Boulevard, Suite 820
Covington, Kentucky 41011
(859) 581-5111
(Address, including zip code and telephone number of principal executive offices and principal place of business and name, address and telephone number of agent for service)

COPY TO:
Russell C. Weigel, III
Attorney at Law
One Southeast Third Avenue, Suite 1750
Miami, Florida 33131
(786) 888-4567
Approximate date of proposed sale to the public:
As soon as practicable from time to time after this registration statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
$0.001 Common Stock (5)	$5,000,000	$2.00 (2)	10,000,000	$1,070.00
$0.001 Common Stock issuable upon exercise of warrants	$3,000,000	$2.00 (3)	$6,000,000	642.00
Units (4)(5)	$1,296,500	$1.50 (3)	$1,296,500	138.00
			Fees	$1,850.00

(1) This registration statement registers for resale certain of our securities owned by shareholders and unit holders. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) and (g). Our common stock is neither traded on any national exchange nor the NASDAQ.
(2) The proposed maximum offering price for the purposes of the calculation of the registration fee for these shares is based upon the maximum strike price of warrants registered hereby to be sold by the same beneficial owners.
(3) The proposed maximum offering price for the purposes of the calculation of the registration fee is based upon the maximum strike price of warrants registered in this class.
(4) Represents units of the registrant’s securities that have been issued to selling unit holders named in this registration statement.
(5) An indeterminate amount and number of warrants and $0.001 common stock may be issued pursuant to price protection and non-dilution provisions of certain purchase and registration rights agreements and are registered hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
This offering involves a high degree of risk, and the securities offered by this prospectus are highly speculative. You should only buy these securities if you can afford to lose your entire investment. SEE ARISK FACTORS@ (BEGINNING ON PAGE 6) TO READ ABOUT RISKS YOU SHOULD CAREFULLY CONSIDER BEFORE BUYING THIS STOCK.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. Broker-Dealers dealing in penny stock are required to provide potential investors with a document disclosing the risks of penny stock. Broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

We will not receive any proceeds from the sale of common stock or units by the Selling Shareholders or Selling Unit Holders. No underwriter or person has been engaged to facilitate the sale of securities in this offering. However, the Company will receive proceeds directly from warrant holders who from time to time pay cash upon the exercise of a warrant. The special rights pertaining to the warrants and the units registered for sale are disclosed in greater detail in page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the information in this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus will be subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The Selling Shareholders and Selling Unit Holders may not sell these securities, nor may they accept offers to buy, until the registration statement becomes effective or unless the securities are sold in transactions exempt from registration. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall the Selling Shareholders or Selling Unit Holders sell any of these securities, in any state where such offer, solicitation or sale would be unlawful before registration or qualification under such state=s securities laws.

Inside front cover page of prospectus

Valley Forge Composite Technologies, Inc.
River Center 1
50 East River Center Boulevard
Suite 820
Covington, Kentucky 41011
(859)-581-5111

Offering of

(a) 5,000,000 shares held by a Selling Shareholder

(b) 3,000,000 shares issuable upon exercise of warrants by a Selling Shareholder

(c) 1,296,500 units held by Selling Unit Holders

(d) An indeterminate number of shares and warrants issuable as price protection and non-dilution measures

PROSPECTUS

November 13, 2006

First page of the prospectus

ABOUT THIS PROSPECTUS

In this prospectus, references to "Valley Forge," the "Company," "we," "us" and "our" refer Valley Forge Composite Technologies, Inc., a Florida corporation.

We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, certain information contained in this prospectus and in any prospectus supplement we may file constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements address our current plans, intentions, beliefs and expectations and are statements of our expected future economic performance. Statements containing terms like “believes,” “does not believe”, “plans”, “expects”, “intends”, “estimates”, “anticipates”, and other phrases of similar meaning or the negative or other variations of these words or other comparable words or phrases are considered to imply uncertainty and are forward looking statements.

Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of the Company to be materially different from any future results or achievements of the Company expressed or implied by such forward looking statements. Such factors include, but are not limited to changes in economic conditions, government regulations, contract requirements and abilities, behavior of existing and new competitor companies and other risks and uncertainties. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. The section of this prospectus captioned "Risk Factors," beginning on page 5, provides a summary of the various risks that could cause our actual results or future financial condition to differ materially from forward-looking statements made in this prospectus. The factors discussed in this section are not intended to represent a complete list of all the factors that could adversely affect our business, revenues, operating results, or financial condition. Other factors that we have not considered may also have an adverse effect on our business, revenues, operating results, or financial condition, and the factors we have identified could affect us to a greater extent than we currently anticipate. Before making any investment in our securities, we encourage you to carefully read the information contained under the caption "Risk Factors," as well the other information contained in this prospectus and any prospectus supplement we may file.

The Offering:

Public Price of Common Stock: $1.50 to $2.00
Public Price of Warrants:  $1.50 to $2.00
$17,296,500 estimated proceeds.

This is a resale registration of common stock, units (comprised of one share of common stock and one warrant to purchase one share of common stock), a registration of shares issuable upon exercise of warrants, and a registration of an unknown amount of shares of common stock that may be issued as required by certain securities purchase agreements and a registration rights agreement. All of the securities being registered are owned by existing shareholders and/or unit holders or are issuable to them if certain share price or share dilution contingent events occur. No cash will be received by Valley Forge Composite Technologies, Inc. (“Valley Forge” or the “Company”) from sales of shares of common stock by the Selling Shareholders nor sales of units by the Selling Unit Holders, estimated at $17,296,500, but the Company may receive proceeds if warrant holders exercise their warrants and pay cash.

The Company will pay the expenses of the resale registration, including legal, accounting, printing, and related costs incurred in making this offering, which we estimate to be $30,000.

There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account.

Valley Forge is a holding company incorporated in the State of Florida. Valley Forge through its subsidiary is engaged in the business of security technology development and manufacturing. We currently own the worldwide rights (except for Russia) for the manufacture and development of an advanced materials detection system, the THOR LVX photonuclear detection system (“THOR”). Valley Forge has been working with the U.S. Department of Energy (DOE), the Lawrence Livermore National Laboratory, and the P.N. Lebedev Physical Institute of the Russian Academy of Sciences for continued research, design, and production of the first THOR unit. The technology used to manufacture the THOR units is made possible through an exclusive rights agreement with the P.N. Lebedev Physical Institute of the Russian Academy of Sciences.

We plan to manufacture this system for sale to government and private entities as a means to detect the presence of explosive fissile and other contraband materials in various concealed environments.

SUMMARY

The following summary highlights the more detailed information and financial statements appearing elsewhere in this prospectus. It is only a summary, it is not complete and does not convey all of the information you should consider prior to investing in the common stock. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock as discussed in the ARisk Factors@ section beginning on page 6.

Our corporate structure is as set forth in the following chart:

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
a Florida corporation

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
a Pennsylvania corporation
(100% Owned Subsidiary)

OUR BUSINESS

For the last four years, the Company has focused on the acquisition of the rights to manufacture and distribute the THOR LVX photonuclear detection system (“THOR”) and to develop THOR. The THOR system is a security technology expected to be useful in the detection of explosives, drugs, micro organisms and nuclear materials such as plutonium and weapons grade uranium. THOR has many potential civilian applications including its use as a screening device of air cargo and passenger baggage, shipping containers, and tractor trailers. Valley Forge has been working with the U.S. Department of Energy (DOE) for continued research, design, and production of the first THOR unit. The technology used to manufacture the THOR units is made possible through an exclusive rights agreement with the P.N. Lebedev Physical Institute of the Russian Academy of Sciences (“Lebedev”). During the past year, THOR has undergone proving trials conducted by various federal executive branch departments. We are currently preparing to manufacture THOR units in anticipation of receiving the necessary government approvals.

THE OFFERING

Securities Offered:	Five million (5,000,000) shares held by Selling Shareholder.

Three million (3,000,000) shares issuable upon exercise of warrants by a Selling Shareholder.

One million two hundred ninety-six thousand five hundred (1,296,500) units (comprised of one share of $0.001 par value common stock and one warrant exercisable at $1.50 to purchase one share of $0.001 par value common stock) held by Selling Unit Holders.

An indeterminate amount of shares as may be required to be issued as a price protection or dilution protection mechanism for certain existing shareholders and unit holders.

Selling Shareholders and Unit Holders:
Certain unit holders, warrant holders, and shareholders may sell their common stock or assign or exercise their warrants from time to time. The persons whose securities are registered in this offering are identified in the section starting on page 11.

Shares of Common Stock Outstanding:	Before Private Placement 45,000,000
Before Public Offering 46,296,500†
After Public Offering 50,593,000*†
† Does not include shares or warrants that may be issued as required by certain price protection or dilution protection agreements.
* If all warrants are exercised.

Valley Forge will not receive any proceeds from the sale of the common stock by the Selling Shareholders or from the sale of units by Selling Unit Holders. We will receive the cash exercise proceeds from any warrants exercised from time to time.

This is a resale registration statement of registered securities to be sold by persons other than the Company.

This registration statement registers for resale units and common stock previously purchased by certain investors. This registration statement also registers for sale warrants and common stock reserved for the exercise of warrants and registers an indeterminate amount of common stock that may be issued as a price protection device for the unit holders. The price protection mechanism available to existing unit holders has a duration of one year from the effective date of this Form SB-2 registration statement.

This prospectus covers the registration and resale of units and shares of common stock by the Selling Shareholders and Selling Unit Holders either in the open market or to other investors through negotiated transactions. The units registered hereby may be sold as units in the entirety or as separate warrants and common stock.

Use of Proceeds:
We will use any proceeds received from cash exercise of warrants to provide operating capital. However, we shall be allowed to use up to twenty (20) percent of the net proceeds for payment of officers’, directors’, and employees’ compensation.

Risk Factors:	The securities offered by this prospectus are speculative and involve a high degree of risk. Investors should not buy these securities unless they can afford to lose their entire investment.

Common Stock Trading Symbol(s):	To be determined. We anticipate NASD authorization for our securities to be quoted on the Over-The Counter Bulletin Board.

SUMMARY OF SELECTED FINANCIAL DATA

The information below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes to financial statements included elsewhere in this prospectus.

	Year ended 12/31/2005	Nine months ended 9/30/06

Revenue	$0	$1,339,511
Loss from operations	(567,276)	(722,105)
Net Income (loss)	(567,144)	(721,914)
Income (loss) per common share	(0.01)	(0.02)
Weighted average number of common shares
Outstanding	45,000,000	45,033,883

Balance Sheet Data
Working capital (deficit)	$(31,701)	$82,616
Total assets	25,265	1,140,501
Total liabilities	48,229	1,030,919
Shareholders equity (deficiency)	(22,964)	109,582

RISK FACTORS

An investment in the securities the Selling Shareholders and the Selling Unit Holders are offering to resell is risky. The securities offered in this prospectus inherently involve a high degree of risk, and you should carefully consider the possibility that you may lose your entire investment. Given this possibility, we encourage you to evaluate the following risk factors and all other information contained in this prospectus before buying the securities of Valley Forge. Any of the following risks, alone or together, could adversely affect our business, our financial condition, or the results of our operations, and therefore the value of your Valley Forge common stock.

Investment in our securities involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to other publicly available information in our reports filed with the U.S. Securities and Exchange Commission in deciding whether to purchase the Company’s securities.

•	Because our operating subsidiary had a net loss from operations of $567,276 for the year ended December 31, 2005, we face a risk of insolvency.

•
Neither the holding company nor its operating subsidiary have ever earned substantial operating revenue. We have been dependent on equity financing to pay operating costs and to cover operating losses.

•
Because we have no significant sales history and are substantially dependent on a major contractor to generate future sales, our future is uncertain if our relationship with that major contractor fails.

•
The auditor's report for our operating subsidiary’s December 31, 2005 financial statements includes an additional paragraph that identifies conditions which raise substantial doubt about its ability to continue as a going concern, which means that we may not be able to continue operations unless we obtain additional funding. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

•
For the fiscal years ended December 31, 2005 and December 31, 2004, our operating subsidiary had a net loss of $567,144 and $371,752, respectively. In 2004, our operating subsidiary’s net operating loss was partially offset by sales of $662,510. However, our operating subsidiary had no sales revenues in 2005.

Risks Related to the Company’s Business

There is substantial doubt about Valley Forge’s ability to continue as a going concern due to insufficient revenues to cover our operating costs.

Our independent auditors added a going concern qualification to their report issued in connection with their audit of our December 31, 2005 and 2004 financial statements. The auditors noted in their report that Valley Forge generated significant losses from operations, had an accumulated deficit of $1,227,964 and a working capital deficit of $31,701 as of December 31, 2005. These factors raised for the auditors substantial doubt about our ability to continue as a going concern. These general conditions continued through the first three quarters of 2006, resulting in additional deficits in the operations of the company.

Management anticipates that the company will incur net losses for the year end results for December 31, 2006. To the extent that Valley Forge does not generate revenue from the sale of THOR units, then Valley Forge may not have the ability to continue as a going concern. The financial statements which accompany this Prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Valley Forge expects to experience significant growth in the future and may not be able to adapt its management and operational systems to adequately handle the potential demand for the THOR system without unanticipated significant disruption or expense.

Valley Forge anticipates a very positive reception from potential customers to the introduction of our THOR units into the security marketplace. It is possible that the demand for our product will outpace our ability to meet timely the market demand. Since we currently have a few full time employees, our management and labor capacity could experience a disruption in our ability to service our customer demands, and we may not be able to resolve this situation without significant disruption or expense. This in turn could negatively impact our image and the value of our common stock.

We are dependent on key personnel, specifically Louis J. Brothers and Larry K. Wilhide, and have no employment agreements with them.

We are a small company with a few employees and are dependent on the services of Louis J. Brothers, our president, and Larry K. Wilhide, our vice-president. Messrs. Brothers and Wilhide are equal shareholders and their combined voting rights are equal to 76% of the our outstanding common stock. We do not have employment agreements with them, and losing either of their services would likely have an adverse effect on our ability to conduct business. Messrs. Brothers and Wilhide serve as Officers and Directors of Valley Forge. Messrs. Brothers and Wilhide are our founders. Both men have contributed to the survival and growth of the Company for ten years. Mr. Brothers’ government and scientific contacts are essential to the Company’s ability to diversify its product line, including our ability to license, develop, and market future additional products unrelated to the THOR technology. Mr. Wilhide’s engineering and drafting capabilities are essential to our ability to manufacture the technology that we license. Therefore, there is a risk that if either Mr. Brothers or Mr. Wilhide left the Company, there is no guarantee that we could survive.

We cannot predict our future capital needs and may not be able to secure additional funding.

Valley Forge will need to raise additional funds within the next twelve months in order to fund our installation of manufacturing facilities and dealer network. We expect that the majority of these funds will come from the sale of our common shares to public or private investors, which could result in a significant dilution of ownership interests by the holders of our common stock. Also, we cannot assure you that we will be able to obtain the funding we deem necessary to sustain our operations.

Failure on our part to anticipate, identify, and respond effectively to changing marketplace demands for the THOR technology may open doors for competitors to manufacture a similar technology or to manufacture peripheral items used to implement the THOR in various situations.

If we are unable to obtain raw materials, or find manufacturing facilities, or respond to our customers’ intended uses for their THOR units, our financial condition may be harmed. Presently, we do not own any manufacturing facilities and are searching for suitable sites. The materials used to build THOR units could become scarce as supply issues may develop from time to time. We do not have long term contracts with any suppliers, and even if we did, there is no guarantee that any particular supplier would not have its own supply or financial difficulties making it hard for them to perform their contracts. Similarly, our customers’ intended applications for their THOR units may require the manufacture and delivery of peripheral items that we are unable to produce or deliver timely. Any of these situations could be detrimental to our overall business and could encourage competitors to attempt to service our customer base and reduce our market share. Any of these situations could negatively impact our stock price.

Our success depends on our ability to attract and retain key employees in order to support our existing business and future expansion.

We are actively recruiting qualified candidates to fill key executive positions within the Company. There is substantial competition for experienced personnel, which we expect to continue. We will compete for experienced personnel with companies who have substantially greater financial resources than we do. If we fail to attract, motivate and retain qualified personnel, it could harm our business and limit our ability to be successful.

If we are not able to successfully protect our intellectual property, our ability to capitalize on the value of the THOR technology may be impaired.

Even though we believe that there is no competitor currently close to being able to introduce a security technology with the portability and accuracy of the THOR technology, it is certain that imitators will appear who may create adaptive technologies that achieve similar results to THOR. We have tried to minimize the deconstruction and adaptation of the THOR technology by potential competitors by deliberately not patenting the core technology because we do not want to make a public record available that will allow anyone to easily see our methods. However, it is certain that new technologies will appear in the marketplace eventually, and we cannot know for certain how long our lead time will be over potential competition. If we are not successful at protecting our intellectual property, our ability to capitalize on the value of the THOR technology may be impaired.

Risks Related to Investment

Valley Forge expects the price of its common stock to be volatile. As a result, investors could suffer greater market losses in a down market than they might experience with a more stable stock. Volatility in our stock may also increase the risk of having to defend a securities class action suit, which could be expensive and divert management’s attention from managing Valley Forge’s business.

The stock markets generally, and the OTC Bulletin Board in particular, have experienced extreme price and volume fluctuations that are often unrelated and disproportionate to the operating performance of a particular company. These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate or international currency fluctuations, may adversely affect the market for the common stock of the company. In the past, class action litigation has often been brought against companies after periods of volatility in the market price of their securities. If such a class action suit is brought against the Company it could result in substantial costs and a diversion of management’s attention and resources, which would hurt business operations.

Our stock value is dependent on our ability to generate net cash flows.

A large portion of any potential return on our common stock will be dependent on our ability to generate net cash flows. If we can not operate our business at a net profit, there will be no return on shareholders’ equity, and this could result in a loss of share value. No assurance can be given that we will be able to operate at a net profit now or in the future.

Our common stock value may decline after the offering.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. The sales may also make it more difficult for the Company or its investors to sell current securities in the future at a time and price that the Company or its current investors deem acceptable or even to sell such securities at all. The risk factors discussed in this ARisk Factors@ section may significantly affect the market price of our stock. The low price of our stock may result in many brokerage firms declining to deal in our stock. Even if a buyer finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of this stock as collateral for loans. Thus, you may be unable to sell or otherwise realize the value of your investment in our stock.

The number of shares that could be issued for our immediate capital requirements could lead to a large number of shares being placed on the market which could exert a downward trend on the price per share. If the supply created by these events exceeds the demand for purchase of the shares the market price for the shares of common stock will decline.

The number of shares to be made available through this registration statement could encourage short sales by third parties, which could contribute to a future decline in the price of our stock.

In our circumstances, the provision of a large number of common shares to be issued upon the exercise of warrants or sold outright by existing shareholders has the potential to cause a significant downward pressure on the price of common stock, such as ours, when a market develops for our common stock. This would be especially true if the shares being placed into the market exceeds the market’s ability to take up the increased number of shares or if the Company has not performed in such a manner to encourage additional investment in the market place. Such events could place further downward pressure on the price of the common stock. As a result of the number of shares that could be made available on the market, an opportunity exists for short sellers and others to contribute to the future decline of Valley Forge’s stock price. Persons engaged in short-sales first sell shares that they do not own and, thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock price the greater the profit to the person engaging in such short-sales. If there are significant short-sales of our stock, the price decline that would result from this activity will cause our share price to decline even further, which could cause any existing shareholders of our stock to sell their shares creating additional downward pressure on the price of the shares. It is not possible to predict how much the share price may decline should a short sale occur. In the case of some companies that have been subjected to short-sales the stock price has dropped to near zero. This could happen to Valley Forge.

Our shareholders may face significant restrictions on the resale of our stock due to state ABlue Sky@ laws.

Each state has its own securities laws, often called Ablue sky laws,@ which (1) limit sales of stock to a state’s residents unless the stock is registered in that state or qualifies for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our stock will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our stock.

You should consider the resale market for our securities to be limited. Shareholders may be unable to resell their stock, or they may be unable to resell it without the significant expense of state registration or qualification.

Our stock may be subject to significant restrictions on resale due to federal penny stock regulations.

Our common stock differs from many stocks because it is a Apenny stock.@ The Securities and Exchange Commission (“SEC”) has adopted a number of rules to regulate penny stocks. These rules require that a broker or dealer, prior to entering into a transaction with a customer, must furnish certain information related to the penny stock. The information that must be disclosed includes quotes on the bid and offer, any form of compensation to be received by the broker in connection with the transaction and information related to any cash compensation paid to any person associated with the broker or dealer.

These rules may affect your ability to sell our shares in any market that may develop for Valley Forge stock. Should a market for our stock develop among dealers, it may be inactive. Investors in penny stocks are often unable to sell stock back to the dealer that sold it to them. The mark-ups or commissions charged by broker-dealers may be greater than any profit a seller can make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold it to them. In some cases, the stock value may fall quickly. Investors may be unable to gain any profit from any sale of the stock, if they can sell it at all.

Potential investors should be aware that, according to the SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

• control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

• manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

• Aboiler room@ practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

• excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

• the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Investors must contact a broker-dealer to trade over-the-counter bulletin board or pink sheet securities. As a result, you may not be able to buy or sell our securities at the times you may wish.

Even though we anticipate that our securities will be quoted on the Over-The-Counter (“OTC”) Bulletin Board or the Pink Sheets (www.pinksheets.com), they may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the OTC Bulletin Board or the Pink Sheets, they are often conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. When investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Our warrants may not develop a trading market before their time of expiration.
If a purchaser purchases a unit registered hereby or purchases a warrant that was split off from its unit, the purchaser may not be able to resell the warrant or the warrant portion of the unit before it expires. The Unit Holders’ warrants have a lifetime of only six (6) months from the date that this Form SB-2 registration is declared effective. In the event a warrant is acquired by a new purchaser, that purchaser may not be able to resell the warrant, and, if the purchaser does not exercise the warrant, the purchaser will suffer a complete capital loss of his or her entire investment in the warrant.

If we fail to remain current on the reporting requirements that apply to Valley Forge, we could be removed from the NASDAQ or the OTC Bulletin Board, if our common stock is quoted in those forums, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities.

Companies trading on the OTC Bulletin Board or the NASDAQ must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board or the NASDAQ. Regardless of which of those two quotation services our common stock may one day be quoted, if we fail to remain current on our reporting requirements, shares of our common stock could be removed from whichever quotation service we then were on. As a result of that removal, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

SELLING SHAREHOLDERS AND SELLING UNIT HOLDERS

The following tables present information regarding the Selling Shareholders and the Selling Unit Holders. This list does not include the indeterminate number of shares and warrants issuable as price protection and non-dilution measures but that are also registered in this registration statement and prospectus.

None of the Selling Shareholders or Selling Unit Holders presently holds a position or office with Valley Forge. However, the Selling Shareholders, as companies, have present or former relationships with us. Quetzal Capital Funding 1, Inc. is a former controlling shareholder of the Company, and Coast To Coast Equity Group, Inc. is currently engaged as a consultant to the Company. The beneficial owners of these two companies are identical in name and relative share ownership of both companies. Messrs. Charles J. Scimeca, Dr. Tony N. Frudakis, and George Frudakis, are co-equal shareholders of Coast To Coast Equity Group, Inc. and Quetzal Capital Funding 1, Inc.

The Selling Unit Holders are all purchasers of restricted units of the Company’s securities whose purchase transactions were made in reliance from the exemption from Registration provided by Regulation D Rule 506 promulgated under the Securities Act of 1933, as amended.

Selling Security Holder	Shares held	Percentage of shares	Shares sold	Percentage of
	Before offering	before offering (1)	in offering	shares after offering

Quetzal Capital	5,000,000	10.0%	5,000,000	0%
Funding 1, Inc.

Coast To Coast Equity	0	0.0%	3,000,000(2)	0%
Group, Inc.

Selling Unit Holder	Units held	Percentage of shares	Shares sold	Percentage of
	Before offering	before offering (3)	in offering (4)	shares after offering

Bank of Commerce FBO
Nathan A. Long IRA #1	40,500	0%	81,000	0%
Nathan Long	60,500	-	121,000	0
Debra Elenson	130,000	0.2	260,000	0
David C. Marchese	90,000	0.19	180,000	0
Lawrence A. Doyle, Jr.	50,000	-	100,000	0
Scott Heiken	50,000	-	100,000	0
Brad M. King	50,000	-	100,000	0
Doug Broadright	46,000	-	92,000	0
Ann Fink	40,000	-	80,000	0
Thomas P. Connor	30,000	-	60,000	0
Joseph & Priscilla Gratton	30,000	-	60,000	0
Bradley A. Sacks	30,000	-	60,000	0
William A. Rothstein	150,000	0.32	300,000	0
George G. Broadright	25,000	-	50,000	0
David A. Casinelli	25,000	-	50,000	0
Steven M. & Marti B. Wymer	25,000	-	50,000	0
William Ros	20,000	-	40,000	0
Bank of Commerce FBO
John C. Long IRA #1	10,000	-	20,000	0
Lisa Baron	10,000	-	20,000	0
James L. Black	10,000	-	20,000	0
Penny C. Brown	10,000	-	20,000	0
Richard Capasso	10,000	-	20,000	0
Marlene J. Clairmont	10,000	-	20,000	0
Joseph J. Domsic	10,000	-	20,000	0
R. Scott Dotson	10,000	-	20,000	0
Sanford D. & Robin Goldfine	10,000	-	20,000	0
Boyd A. Isley, Jr.	10,000	-	20,000	0
Bradford T. Meek	10,000	-	20,000	0
Howard V. Mills	100,000	0.2	200,000	0
Natalie D. Mills	10,000	-	20,000	0
John A. Paciello	10,000	-	20,000	0
Robin Peacock	10,000	-	20,000	0
John H. Piccin	20,000	-	40,000	0
George D. Poole, II	10,000	-	20,000	0
Richard Puckhaber, Jr.	10,000	-	20,000	0
Randy & Vanessa A. Stull	10,000	-	20,000	0
Robert Stull	10,000	-	20,000	0
Darlene A. Walton	10,000	-	20,000	0
Charles Wilensky	12,000	-	24,000	0
Leonard Wilensky	10,000	-	20,000	0
Andrew & Elayne Britt	7,500	-	15,000	0
Longterm Holdings, LLC	6,000	-	12,000	0
Mitra Mansoory Savar	6,000	-	12,000	0
Beadros Asare	5,000	-	10,000	0
Bertina M. Brothers	5,000	-	10,000	0
Evelyn Colletti	5,000	-	10,000	0
Alan Goldberg	5,000	-	10,000	0
Ross Grossman	5,000	-	10,000	0
Dennis J. LaSota	5,000	-	10,000	0
Richard S. Relac	5,000	-	10,000	0
Ann C. Runyon	5,000	-	10,000	0
Russell C. & Luz M. Weigel, III	5,000	-	10,000	0
Stephen & Tracy Cunningham	2,500	-	5,000	0
Miles L. & Florence A. Lemley	2,500	-	5,000	0
Gregory T. Sullivan	2,000	-	4,000	0
Philip DePasquale	1,000	-	2,000	0
All Selling Unit holders as a group		2.8%
(1) Based upon 45,000,000 shares outstanding.
(2) Expressed as common shares issued upon exercise of warrants
(3) Based upon 46,296,500 shares outstanding
(4) Expressed as common shares plus shares issuable upon exercise of warrants.

USE OF PROCEEDS

Valley Forge will not receive any proceeds from the sale of the shares by any of the Selling Shareholders, unless a shareholder pays cash to exercise a warrant. The Company expects to use the majority of the proceeds derived from warrant exercises for development and manufacture of the THOR LVX photonuclear detection system. However, the Company shall be allowed to use up to twenty (20) percent of the net proceeds for payment of officers’, directors’, and employees’ compensation. The balance will be used for general working capital, including but not limited to raw materials, market development and sales.
DETERMINATION OF OFFERING PRICE

The shares of Valley Forge common stock are being offered for resale by the Selling Shareholders and Unit Holders at estimated prices ranging between $1.50 and $2.00 per share. Since there is no market price for our securities, the estimated prices are based upon the maximum strike price per warrant held by that Selling Shareholder or Selling Unit Holder. Nevertheless, the market price for our securities will be the price paid by a purchaser.

During the effective period of this Form SB-2 registration statement, our common stock that is issued upon exercise of warrants could trade above or below the strike price of the warrant. The warrant strike prices and the amount of shares issuable are as follows: $1.00 per share (one million warrants eligible); $1.50 per share (two million two-hundred seventy-one thousand five hundred warrants eligible), and $2.00 per share (one million warrants eligible). Therefore, it is possible that the market price per share of these common stock issues presumably would be at least above the strike price upon exercise but may fall below the exercise price because of the dilutive effect of additional outstanding shares in the float. Accordingly, the actual offering price of any Selling Shareholder’s or Selling Unit Holder’s common stock could vary in a range below $1.00 per share to above $2.00 per share, with the likely near term trading range expected to be approximately $1.00 per share or higher depending on the fluctuating demand for the common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Potential investors in our securities should know that at the present time there is no established public trading market for any of our securities. A public trading market may develop over time if there is enough public interest in our securities.

Our shareholder base is small. We currently have 69 shareholders, of which 56 shareholders are the Selling Unit Holders in this prospectus and registration statement. One additional Seller is Quetzal Capital Funding 1, Inc., the former controlling shareholder of Quetzal Capital 1, Inc. Quetzal Capital Funding 1, Inc. is registering hereby five million (5,000,000) shares. The twelve other shareholders of the Company were the shareholders of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation. Of our 45,000,000 shares issued and outstanding, as of July 6, 2006, Messrs Brothers, Wilhide, and officer Randy Broadright beneficially own 76%, or 38,160,000 shares. The other nine former shareholders of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation, will be eligible to sell their collective 1,840,000 shares without restriction after July 5, 2008 pursuant to Rule 144. Three million shares issuable upon the exercise of warrants are being registered hereby. An additional one million units are registered hereby, which contain the rights to purchase an additional one million shares. An unknown amount of shares are also being registered hereby as price protection shares for unit holders. Price protection rights for Unit Holders’ warrants expire six (6) months from the effective date of this registration statement. Price protection for Unit Holders’ common stock expires one (1) year from the effective date of this registration statement.

We may seek additional equity investors from time to time as our capital needs require.

PLAN OF DISTRIBUTION

The Selling Shareholders and Selling Unit Holders may sell their securities covered by this prospectus from time to time in any market where our securities are quoted. There is no market for our securities at the present time. The Selling Shareholders and Selling Unit Holders will sell their securities through broker dealers of their own choosing or in private transactions. Selling Shareholders Quetzal Capital Funding 1, Inc. and/or Coast To Coast Equity Group, Inc., or brokers, dealers or agents that participate in the distribution of the common stock, may be deemed to be underwriters, and any discounts on the sale of common stock by them and any discounts, concessions, or commissions they receive may be deemed to be underwriter discounts and commissions under the Securities Act.

Under the securities laws of some states, securities may be sold in such states only through registered or licensed brokers or dealers. We will inform the Selling Shareholder and Selling Unit Holders that any underwriters, brokers, dealers or agents effecting transactions on behalf of them must be registered to sell securities in all 50 states. In addition, in some states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and there is compliance with those exemptions.

Valley Forge will pay all the expenses of the registration, offering, and sale of the securities offered to the public under this prospectus other than commissions, fees, and discounts of underwriters, brokers, dealers or agents. We estimate the expenses of the offering, to be borne by Valley Forge, will be approximately $30,000. We will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholders or Selling Unit Holders. We will, however, receive proceeds from the cash exercise of warrants held by the Unit Holders.

The Selling Shareholders and Selling Unit Holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will affect purchases and sales of securities by the Selling Shareholders and Selling Unit Holders and that there are restrictions on market-making activities by persons engaged in the distribution of the securities. Under Regulation M, the Selling Shareholders, the Selling Unit Holders, or their agents may not bid for or purchase, or attempt to induce any person to bid for or purchase, shares of our securities while they are distributing securities covered by this prospectus. Accordingly, except as noted below, the Selling Shareholders and Selling Unit Holders are not permitted to cover short sales or purchase shares while the distribution is taking place. We will advise the Selling Shareholders and Selling Unit Holders that if a particular offer of securities is to be made on terms materially different from the information set forth in the above Plan of Distribution, that a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

LEGAL PROCEEDINGS

The Company is not a party to any actual or threatened legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS

The following persons are officers and directors of Valley Forge as of the date of this prospectus:

Name	Age	Position

Louis J. Brothers	54	Chairman of the Board of
		Directors, Chief Executive Officer,
		and President

Larry K. Wilhide	58	Vice-President Engineering and Director

Louis J. Brothers

A founding shareholder of Valley Forge, since 1997 Louis J. Brothers has been the president and chairman of the board of directors of Valley Forge. Mr. Brothers has more than 20 years of experience in marketing, marketing support, product management and logistics in industrial products. Mr. Brothers has extensive international business experience having worked in Europe, Russia, China and Japan. In China, he was part of the management team that supervised the construction of three large industrial plants. Mr. Brothers was responsible for increasing his products’ market share in the bearing industry from 2% to 95%, in the process making valuable contacts, building business relationships with private manufacturers and the research communities and gaining important knowledge in the manufacturing and technology market segments.

From 1995 to 1999, Mr. Brothers was in charge of mid-Atlantic sales for Novamax. From 1994 to 1995, Mr. Brothers was the national sales manager of Process Research, located in Ewing, New Jersey. From 1978 to 1994 Mr. Brothers was an assistant product manager and then the product manager of two to four product lines at Quaker Chemical, located in Conshohocken, Pennsylvania. Mr. Brothers holds a Bachelor of Science Degree in Interdisciplinary Sciences from the University of Cincinnati.

Mr. Brothers, as a controlling shareholder, will most likely choose to remain a director of the Company for the foreseeable future.

Larry K. Wilhide

Larry K. Wilhide is a founder of Valley Forge, and since its inception in 1997 has been a director and the vice-president of engineering. Mr. Wilhide is a part-time employee of Valley Forge and since 2000 continues to work for SKF Bearing, Inc. in Hanover, Pennsylvania as a sub-contractor where he performs general engineering and design services.

Mr. Wilhide has worked as a design engineer on projects for aerospace bearings for over 25 years including cage, retainer design and spherical bearing refurbishing. He has supported general machining and grinding operations. He was team leader for CAD and CNC programming. Additionally, Mr. Wilhide served in the U.S. Army in Korea where he held primary responsibility for arming nuclear warheads. Mr. Wilhide holds a Bachelors Degree in Mechanical Engineering.

Mr. Wilhide, as a controlling shareholder, will most likely choose to remain a director of the Company for the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of the Company's common stock as of November 10, 2006, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of November 10, 2006, there were 46,296,500 shares of common stock issued and outstanding. Beneficial owners and management will have the following holdings of the Company:

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT & NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Common Stock ($0.001 par value)	Louis & Roe Brothers, TEN ENT 50 East River Center Boulevard, Suite 820 Covington, Kentucky 41011	18,880,000	38%
Common Stock ($0.001 par value)	Larry & Pat Wilhide, TEN ENT 50 East River Center Boulevard, Suite 820 Covington, Kentucky 41011	18,880,000	38%
Common Stock ($0.001 par value)	Quetzal Capital Funding 1, Inc. 9040 Town Center Parkway Bradenton, Florida 34202	5,000,000 (1)	10%
Common Stock ($0.001 par value)	Directors and Executive Officers as a Group	38,160,000	76%

(1)
The shareholders of Quetzal Capital Funding 1, Inc. are identical to the shareholders of Coast To Coast Equity Group, Inc. The shareholders are Tony N. Frudakis, George Frudakis, and Charles J. Scimeca. Coast To Coast Equity Group, Inc. is a party to a consulting agreement and warrant agreement with the Company which could enable its shareholders as a group, as beneficial owners, to acquire a total of sixteen percent (16%) of the Company’s issued and outstanding common stock on a non-diluted basis.

There are no arrangements or agreements providing for the right to acquire additional beneficial ownership by the Company’s management. There are no preconceived arrangements providing for a specific change of control of management of the Company upon the happening of certain future events.

Coast To Coast Equity Group, Inc., and Quetzal Capital Funding 1, Inc., are protected from dilution of their percentage ownership of the Company. Non-dilution rights, as defined by the registration rights agreement (incorporated by reference herein), mean that these parties shall continue to have the same percentage of ownership and the same percentage of voting rights of the class of the Company’s common stock regardless whether the Company or its successors or its assigns may thereafter increase or decrease the authorized number of shares of the Company’s common stock or increase or decrease the number of shares issued and outstanding. The non-dilution rights, by the terms of the registration rights agreement, will continue in effect for a period two years from the effective date of this registration statement and are assignable in private transactions, provided that the shares are not sold in market transactions.

DESCRIPTION OF SECURITIES

Common Stock

As of November 10, 2006, the number of issued and outstanding shares of the Company's common stock was 46,296,500. The number of common stock shares authorized is 100,000,000 of $0.001 par value common stock. The common stock holds voting rights of one vote per share, is entitled to dividends when and if declared out of funds legally available therefor, but has no preemptive rights.

Shareholders: As of November 10, 2006, there were 69 shareholders of record.

Dividends: The Company has not declared a cash dividend during the fiscal years ending December 31, 2003, 2004 and 2005.

Warrants and Units

As of November 10, 2006, the number of issued and outstanding warrants is 4,296,500. Of these, 3,000,000 are warrants issued to a consultant to the Company, Coast To Coast Equity Group, Inc. (“CTCEG”). These warrants have certain rights identified in a warrant agreement dated July 6, 2006 and filed as an exhibit to the Company’s Form 8-K filed with the SEC on July 11, 2006. In general, CTCEG is entitled to exercise its warrants at strike prices between $1.00 per share and $2.00 per share. CTCEG is not required to pay cash to the Company if the strike price of the warrant it exercises is lower than the market price of a share of the Company’s common stock. The warrants issued to CTCEG are effective for a period of two years from the date the SEC declares effective this Form SB-2 registration statement and prospectus.

The Company issued the remaining 1,296,500 warrants to investors who purchased a unit of restricted common stock with one restricted warrant. These warrants are exercisable at $1.50 per share and do not contain the cashless exercise rights provided to CTCEG. These warrants, if not exercised, expire six (6) months after this Form SB-2 registration statement and prospectus are declared effective. The full text of the Securities Purchase Agreement that describes the warrants in detail is attached hereto as an Exhibit. The units also have price protection rights for a period of time. The warrants contained in the units have price protection rights for a period of six (6) months, while the common stock contained in the units have price protection rights for one (1) year. The price protection mechanism enables the holder of the common stock and/or warrant to receive additional shares and/or warrants if the price at which future common stock or warrants are sold is less than the price per unit paid for his or her unit.

The warrants held by the unit investors and the warrants issued to CTCEG are freely assignable. However, only the warrants issued as part of the units purchased in the Regulation D offering are being registered pursuant to this registration statement.

INTEREST OF NAMED EXPERTS AND COUNSEL

No AExpert@ or ACounsel@ (as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933) whose services were used in the preparation of this Form SB-2 was hired on a contingent basis. The Company’s securities counsel, Russell C. Weigel, III, and his wife, are purchasers of 5,000 shares of the Company’s common stock and are among the Selling Shareholders whose common stock will be registered pursuant to this Form SB-2 registration statement.

Legal Matters

The validity of the shares of common stock offered hereby have been passed upon for Valley Forge by Mr. Russell C. Weigel, III, an attorney admitted in the District of Columbia, and the States of Florida and New York.

Experts

The financial statements of Valley Forge as of December 31, 2005 and 2004 and the years then ended, were audited by Morison Cogen LLP, Independent Registered Public Accounting Firm, as stated in their report appearing herein dated May 2, 2006.

Following the share exchange transaction dated July 6, 2006 between Quetzal Capital 1, Inc., a Florida corporation, and Valley Forge Composite Technologies, Inc., a Pennsylvania corporation, the resulting Company elected to engage the auditors of Quetzal Capital 1, Inc. as their current audit firm. There were no disagreements between Morison & Cogen, LLP and Valley Forge Composite Technologies, Inc. leading to its decision to change auditors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company entered into a Consulting Services Agreement with Coast To Coast Equity Group, Inc. (“CTCEG”) on July 6, 2006. CTCEG is owned by the same three shareholders that own Quetzal Capital Funding 1, Inc., the former controlling shareholder of Quetzal Capital 1, Inc. Quetzal Capital 1, Inc. is the former shell company now renamed as Valley Forge Composite Technologies, Inc., a Florida corporation, and is the parent corporation of Valley Forge Composite Technologies, Inc., a Florida corporation. While CTCEG is neither an affiliate of the Company nor of Quetzal Capital Funding 1, Inc., CTCEG is controlled by Quetzal Capital Funding 1, Inc.’s shareholders.

The Consulting Services Agreement provides for CTCEG to be compensated pursuant to a Warrant Agreement wherein CTCEG will receive 3,000,000 warrants to purchase the Company’s $0.001 par value common stock at prices ranging between $1.00 per warrant and $2.00 per warrant. The common stock issuable upon exercise of the 3,000,000 warrants is registered hereby in this prospectus and registration statement.

The Consulting Services Agreement in general provides for the following services to be provided to the Company:

•
Organize and disseminate the Company’s information to potential investors and to the investment community as part of the Company’s responsibilities to disseminate material information pursuant to the Securities Exchange Act of 1934, as amended, and in compliance with other applicable laws;

•
Appoint and pay for a legal counsel in connection with the preparation of corporate authorizations, board minutes, agreements, and proxy agreements on behalf of the Company in order for the Company to fulfill its prerequisites to execution of the Share Exchange Agreement dated July 6, 2006; and

•	Maintain a branch office and all expenses thereof for the benefit of the Company for the two (2) year period from July 6, 2006.

CTCEG has performed the second bullet point above and is performing the first and third bullet points above. The Consulting Services Agreement and the Warrant Agreement are filed as exhibits to the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on July 11, 2006.

CTCEG and Quetzal Capital Funding 1, Inc., are protected from dilution of their percentage ownership of the Company. Non-dilution rights, as defined by the Registration Rights Agreement attached as an exhibit to the Company’s Form 8-K filed with the SEC on July 11, 2006, mean that these parties shall continue to have the same percentage of ownership and the same percentage of voting rights of the class of the Company’s common stock regardless whether the Company or its successors or its assigns may thereafter increase or decrease the authorized number of shares of the Company’s common stock or increase or decrease the number of shares issued and outstanding. The non-dilution rights, by the terms of the registration rights agreement, will continue in effect for a period two years from the effective date of this registration statement, for all shares of the Company’s common stock then owned by either entity or by their assigns. The non-dilution rights will not attach to any shares sold by either entity in open market transactions.

On August 11, 2006, the Company issued a convertible debenture to CTCEG in the amount of $42,000 in exchange for cash received. The interest rate is of 4% per annum and runs from August 11, 2006. The amounts due may be paid in cash or cash equivalents, including but not limited to payment in the form of the Company’s common stock valued at $1.00 per share, or CTCEG may apply amounts due toward the cash exercise of CTCEG’s Warrant Agreement.

During the nine months ended September 30, 2006, Louis Brothers advanced the Company $591,466.

DESCRIPTION OF BUSINESS

This prospectus contains forward-looking statements which involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors.@

On July 6, 2006, Quetzal Capital 1, Inc., which was a shell corporation incorporated in Florida in 2005, completed a share exchange with the shareholders of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation (“VFCT”). As a result of the share exchange, there was a change in control of the shell corporation, and its status as a shell corporation ceased. VFCT, became a wholly owned subsidiary of Quetzal Capital 1, Inc., and the management of VFCT became the management and controlling shareholders of Quetzal Capital 1, Inc. Simultaneously, the new controlling shareholders changed the name of Quetzal Capital 1, Inc. to Valley Forge Composite Technologies, Inc., a Florida corporation. Today, the entire operating business of the Company consists of the operations of its subsidiary, VFCT. VFCT was formed as a Pennsylvania corporation in November 1996. Other than the reclassifications resulting from the share exchange transaction, VFCT has not materially reclassified, merged, consolidated, purchased or sold any significant amount of assets other than in the ordinary course of business. VFCT has never been the subject of any bankruptcy, receivership or similar proceedings.

Since its inception, VFCT has positioned itself to develop and acquire advanced technologies. Between 1996 and approximately 2003, VFCT won numerous contracts to produce various mechanical devices for special projects. Since September 11, 2001 VFCT has focused much of its energy on the development and commercialization of its counter-terrorism products. Its current product under development is an advanced detection capability for illicit narcotics, explosives, and bio-chemical weapons using photo-nuclear reactions to initiate secondary gamma quanta the result of which is a unique and distinguishable signal identifying each component of a substance. This product is more fully described below. All of VFCT’s past projects have terminated pursuant to the expiration of the relevant contracts, and VFCT does not receive any residual revenues or incur or carry forward any costs from any of them.

At present, and for the last four years, VFCT has focused on the acquisition of the rights to manufacture and distribute the THOR LVX photonuclear detection system (“THOR”) in the United States and to certain other countries and to develop THOR. THOR is based on a high energy miniature particle accelerator. THOR creates photo nuclear reactions in carbon and nitrogen isotopes present in modern explosive devices as well as in oxygen present in narcotics. The reactions follow a predictable determined pattern or chemical signature that can be used to identify the substance. THOR can also be enhanced with a fast neutron detector in order to detect fissile material.

To the best of VFCT knowledge, no existing device can effectively screen for explosives, drugs, micro organisms and nuclear materials, such as plutonium and weapons grade uranium. VFCT’s partners for next generation Explosives Detection Systems (“EDS”) are the Lawrence Livermore National Lab, which has recently been designated the “Center of Excellence” for EDS technologies, and the P. N. Lebedev Physical Institute (LPI), the premiere physics laboratory in the Russian Federation, which has developed THOR, a device that clearly exceeds current requirements for screening of explosives and is the only system of its kind.

(For the remainder of this business description, we will describe the operations of VFCT as the operations of the Valley Forge without separate reference to the subsidiary.)

Technology Protection

Valley Forge succeeded in obtaining the exclusive worldwide rights to THOR until 2014, but not the rights to manufacture or sell the unit in the former Soviet Union. Valley Forge has an option to indefinitely extend its rights to THOR. Valley Forge estimates that is has at least five year’s advantage over any competition who may attempt to build and bring to market a particle accelerator of similar size and function. This is because THOR has ten years of research and development behind its prototype. Each THOR unit is estimated to have an operational life of ten years. Thus, once THOR is introduced to the market and implemented in the field, Valley Forge believes that THOR owners are more likely than not for several years to not purchase a competitive product. In the meantime, Valley Forge will be taking steps to improve THOR and to customize it for new applications.

Because of its small size and demonstrated effectiveness at detecting explosive, narcotic and bio weapon substances concealed in attempted concealment barriers, the THOR technology can be applied in many security contexts including the external scanning of an entire cargo container or truck container, and can be outfitted to scan airport bags, land mines, and for protection of high value targets. The data produced can be instantly transmitted to the Department of Homeland Security and other agencies for accurate threat detection, assessment, and knowledge dissemination.

Research and Development

On July 14, 2003, a Cooperative Research and Development Agreement (“CRADA”) was executed between the Company and the Regents of the University of California’s Lawrence Livermore National Laboratory (“LLNL”), a laboratory funded by the U.S. Department of Energy (“DOE”). The New Independent State of the former Soviet Union, by the P.N. Lebedev Physical Institute of the Russian Academy of Sciences, is also participating in the CRADA.

The Company is responsible for the coordination of activities in Russia and the U.S., the demonstration of detection technologies with LLNL, and the development of market survey data and business commercialization plans for introducing the successful THOR system into the international transportation security market. The Company’s portion of the total cost estimate for this 48 month CRADA project is $1,800,000, of which $500,000, $400,000 and $300,000 was incurred during the years ended December 31, 2005, 2004 and 2003. $450,000 and $375,000 of the Company’s total costs were incurred during the nine months ended September 30, 2006 and 2005. The grant funds are allocated to the Lawrence Livermore National Laboratories and are not part of Valley Forge’s financial statements. Valley Forge has recorded research and development expenses through contributions of the shareholders to facilitate the commercialization of THOR. These expenses are set forth in Valley Forge’s financial statements in this prospectus.

The technology used to manufacture the THOR units is made possible through an exclusive rights agreement with the P.N. Lebedev Physical Institute of the Russian Academy of Sciences. Production equipment for initial accelerator detector complex (ADC) units, the heart of our detection systems, is in place and operational, and a prototype unit has been designed.

The THOR technology continues to be tested by the DOE, and Valley Forge will need final DOE approval and possibly Transportation Safety Administration approval before THOR can be commercially developed for use at airports in the United States of America. However, such approvals are not required for Valley Forge to build and sell THOR units to other U.S. customers or foreign buyers, but U.S. State Department approval will be required to sell a unit to a foreign buyer.

Raw Material Sources and Availability

THOR materials and parts are available on an as needed basis from a variety of sources in the United States of America. Accordingly, Valley Forge does not expect to encounter problems in acquiring the commercial quantities of components required to build THOR.

Homeland Security

The Company expects that design and manufacture of homeland security and anti-terrorism systems will grow to become the major component of Valley Forge’s business over the next five years as the United States Department of Homeland Security and the United States Military launches and ramps up its efforts to protect ports, rail, truck, and airline cargo, high value assets, and ships from terrorists. The THOR technology is designed to detect all typical chemical, nuclear, and bio weapon threats to the strategic interests.

The THOR Market

Each year more than 16 million cargo containers arrive in the United States by ship, truck, and rail with no effective EDS machines currently available to inspect them. Demand for accurate inspection units is increasing monthly. Ensuring the security of the maritime trade system is essential, given that approximately 90 percent of the world's cargo moves by container. The United States Government will increase technology spending 8.5% through FY08. That is $68.2 billion in five years, up from $45.5 billion. Most important, the Administration's funding priorities dovetail well with the critical mission areas established in the national homeland security strategy.

The likely market for THOR includes:

•	Ports, cargo hubs, and rail yards
•	World-wide express cargo facilities
•	United States postal facilities
•	United States border crossings
•	United States military field applications
•	World-wide markets; and
•	Technology licensing opportunities.

Major Customer Dependency and Competition

Valley Forge believes that it will have a competitive advantage over every known product available on the market today. Valley Forge’s THOR is more powerful than any known competitor’s products, is portable, and is less expensive to operate. There is no way to estimate customer dependency at this time.

Traditional detection systems are based on X-rays of various energy levels, including Nuclear Magnetic Resonance (NMR) and Quadropole Magnetic Resonance (QMR). However, it has been determined that X-rays lack sufficient strength to penetrate all barriers and are often absorbed or deflected before they can properly penetrate a container. Utilizing high-energy gamma rays overcomes this problem and as a result Valley Forge’s device can penetrate any container. To generate these high-energy gamma rays, a particle accelerator is required.

Typical high energy particle accelerators are generally the size of a warehouse. Russian scientists, through decades of dedicated research, have developed a miniature particle accelerator the size of a small table top. The special performance of this machine cannot be stressed enough. It takes focused energy to penetrate 8 feet through a cargo container and to return a discernable signal. Only Valley Forge’s EDS system can generate the necessary power levels and generate the necessary return signals to accurately determine the amount and composition of explosives, drugs or other illicit material. Rather than using weak X-ray sources or low level gamma energies created by radioactive isotopes, Valley Forge utilizes its miniature particle accelerator to create high energy gamma rays capable of penetrating any barrier and detecting explosives, unlike any other available device. As a comparison, typical EDS machines operate at 0.5 to 1.5 MeV. Valley Forge’s THOR generates 55 MeV.

Equally important, Valley Forge’s device, via photo-nuclear reactions, can also determine the exact chemical nature and quantity of any explosives within the sealed container. The system accurately penetrates concealment media and performs to 99.6% accuracy.

THOR can be fully automated including the scanning and analysis of the nature and volume of explosive materials, devices or their components, meaning that no human operator is required, and it can be operated from a remote location. This reduces the operation costs of THOR compared to any other product. Also, THOR’s energy consumption is approximately 30 kilowatts vs. 50 kilowatts consumed by other detection systems.

Distribution of THOR

Valley Forge intends to sell THOR through direct sales means in the United States, Canada, and Europe. Valley Forge anticipates that it will sell THOR units through unaffiliated dealers in the Middle East and Far East.

Effect of Existing or Probable Government Regulations

There is no effect on the Company's potential sales arising from government regulations, and Valley Forge does not anticipate any change to this in the future.

Costs and Effects of Compliance with Environmental Laws

Valley Forge has incurred no costs nor suffered any effects to maintain compliance with any environmental laws.

Environmental Impact

Food and other objects scanned with the THOR prototype have returned to below background radiation levels within approximately fifteen minutes. No long term effects were evidenced.

Dependence on One or a Few Major Customers

Valley Forge’s successful production and sales of THOR will initially depend to a great extent on the United States Government’s interest in THOR. Valley Forge will seek other buyers worldwide both to increase market share and to reduce its dependence on the United States Government and of any branch or agency of the United States Government.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this prospectus. Our fiscal year end is December 31.

General

The Company’s plan of operation for the next twelve months is to continue, and to facilitate if possible, the process of obtaining final U.S. government approvals for the THOR technology and to begin assembly of the THOR beta model. The Company is not expected to have any material income until the THOR units are in production, but the Company is likely to incur marketing and research and development expenses and is certain to incur payroll expenses in the interim.

The Company obtained private investor financing following the approval by its shareholders of the share exchange competed in July 2006. The Company expects to use any proceeds raised from private capital raising efforts to meet general operational and payroll expenses, which may also include the payment of additional research and development and marketing expenses.

In the last three years, the Company’s cash flow needs have been met through capital investments from its founders. The Company’s day-to-day operations are not expected to change until such time as delivery of commercial THOR devices are completed. Private capital investments in the Company and cash exercises of warrants are expected to substitute for and expand the ongoing capital contributions previously contributed by the Company’s founders.

In the coming months, the Company will sharpen its estimates of its capital requirements based on the quantities of THOR units ordered. Initial market demand for THOR will determine the Company’s labor and physical plant requirements.

Overview

On July 6, 2006, Quetzal Capital 1, Inc., which was a shell corporation incorporated in Florida in 2005, completed a share exchange with the shareholders of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation (“VFCT”). As a result of the share exchange, there was a change in control of the shell corporation, and its status as a shell corporation ceased. VFCT became a wholly owned subsidiary of Quetzal Capital 1, Inc., and the management of VFCT became the management and controlling shareholders of Quetzal Capital 1, Inc. Simultaneously, the new controlling shareholders changed the name of Quetzal Capital 1, Inc. to Valley Forge Composite Technologies, Inc., a Florida corporation. Today, the entire operating business of the Company consists of the operations of its subsidiary, VFCT. VFCT was formed as a Pennsylvania corporation in November 1996.

At present, and for the last four years, VFCT has focused on the acquisition of the rights to manufacture and distribute the THOR LVX photonuclear detection system (“THOR” or “Accelerator-Detector Complex”) in the United States and to certain other countries and to develop THOR. To the best of VFCT’s knowledge, other than THOR, no existing device can effectively screen for explosives, drugs, micro organisms and nuclear materials, such as plutonium and weapons grade uranium. VFCT’s partners for next generation Explosives Detection Systems (“EDS”) are the Lawrence Livermore National Lab, which has recently been designated the “Center of Excellence” for EDS technologies, and the P. N. Lebedev Physical Institute (LPI), the premiere physics laboratory in the Russian Federation, which has developed THOR, a device that clearly exceeds current requirements for screening of explosives and is the only system of its kind.

Several related agreements were also made with parties associated or affiliated with the Company in connection with the approval of the share exchange. These agreements involve the approval of a consulting agreement and a warrant agreement with Coast To Coast Equity Group, Inc. (“CTCEG”), a company owned by the same shareholders who own Quetzal Capital 1, Inc.’s corporate shareholder, Quetzal Capital Funding I, Inc. (“QCF1”), and a registration rights agreement for QCF1, CTCEG and others. The details of the share exchange and the related agreements are set forth in detail and are attached as exhibits to a Form 8-K, filed on July 11, 2006, as supplemental information.

Critical Accounting Policies and Estimates

A summary of significant accounting policies is provided in Note 1 to VFCT’s 2005 audited financial statements (filed with the SEC on July 11, 2006 in the Company’s Form 8-K). Our executive officers and directors believe that the application of these policies on a consistent basis enables the Company to provide useful and reliable financial information about the Company's operating results and financial condition.

The preparation of financial statements in conformity with generally accepted accounting principles requires our executive officers and directors to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates.

Plan of Operation

The Company’s plan of operation for the next twelve months is to continue, and to facilitate if possible, the process of obtaining final U.S. government approvals for the THOR technology and to begin assembly of the THOR beta model. The Company is not expected to have any material income until the THOR units are in production, but the Company is likely to incur marketing and research and development expenses and is certain to incur payroll expenses in the interim.

During the quarter ended September 30, 2006, the Company obtained $335,000 in private investor equity financing (we received an additional $961,500 after the quarter ended) following the approval by its shareholders of the share exchange competed in July 2006. The Company expects to use any proceeds raised from private equity capital raising efforts to meet general operational and payroll expenses, which may also include the payment of additional research and development and marketing expenses. We also incurred a debt obligation in that we issued a convertible debenture for $42,000 during the three month reporting period. The debenture carries an interest rate of 4% per annum and is payable in cash or cash equivalents, including payment of the Company’s common stock. Also, our president loaned us $1937 for the third quarter.

In the last three years, the Company’s cash flow needs have been met through capital investments from its founders. The Company’s day-to-day operations are not expected to change until such time as delivery of commercial THOR devices are completed. Private capital investments in the Company and cash exercises of warrants are expected to substitute for and expand the ongoing capital contributions previously contributed by the Company’s founders.

In the coming months, the Company will sharpen its estimates of its capital requirements based on the quantities of THOR units ordered. Initial market demand for THOR will determine the Company’s labor and physical plant requirements.

Financial Results

Going Concern

As reflected in the accompanying consolidated financial statements, the Company has an accumulated deficit of $1,949,879 at September 30, 2006, net losses in the nine months ended September 30, 2006 of $721,914 and cash used in operations during the nine months ended September 30, 2006 of $775,568. While the Company is attempting to increase sales, the growth has not been significant enough to support the Company’s daily operations. Management may attempt to raise additional funds by way of a public or private offering of its securities. While the Company believes in the viability of its strategy to improve sales volume and its ability to raise additional funds, there can be no assurances to that effect. The Company’s limited financial resources have prevented the company from aggressively advertising its products and services to achieve consumer recognition. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan to generate increased revenues and to raise additional funds. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that the actions presently being taken to further implement its business plan and generate additional revenues and to raise additional funds provide the opportunity for the Company to continue as a going concern.

Results of Operations

Our primary business activities during the most recent quarter involved completing a share exchange agreement with QC1, seeking and obtaining office space from which to manage the Company, seeking appropriate manufacturing locations and facilities, seeking private investment capital to fund our working capital needs, and to continue facilitating the process of obtaining necessary government approvals for the production of our primary product in development, the THOR technology. We did not generate any revenues from any active business operation during the third fiscal quarter of 2006.

For the three months ended September 30, 2006, we had a net loss of $350,215 and a net loss per share of $0.01, as compared to the third quarter ended September 30, 2005 in which we had a net loss of $137,365 and a net loss per share of $0.00. For the nine months ended September 30, 2006, we had a net loss of $721,914 and a net loss per share of $0.02, as compared to the nine months ended September 30, 2005 where we had a net loss $422,968 and a net loss per share of $0.01. The differences in performances for the nine months ending September 30, 2006 and September 30, 2005 reflect the recognition of certain payroll expenses and the recognition of the expenses of the 3,000,000 warrants issued to CTCEG. The primary differences in results between the quarter ended September 30, 2006 and September 30, 2005 are the incurrence of payroll expenses, rent expense for our new headquarters office, and legal and accounting expenses pertaining to our new reporting obligations as a reporting company.

On July 14, 2003, a Cooperative Research and Development Agreement (“CRADA”) was executed between the Company and the Regents of the University of California’s Lawrence Livermore National Laboratory (“LLNL”), a laboratory funded by the U.S. Department of Energy (“DOE”). The New Independent State of the former Soviet Union, by the P.N. Lebedev Physical Institute of the Russian Academy of Sciences, is also participating in the CRADA.

The Company is responsible for the coordination of activities in Russia and the U.S., the demonstration of detection technologies with LLNL, and the development of market survey data and business commercialization plans for introducing the successful Accelerator-Detector Complex (also referred to in this Form 10-QSB as “THOR”) into the international transportation security market. The Company’s portion of total cost estimate for this 48 month CRADA project is $1,800,000, of which $500,000, $400,000 and $300,000 were incurred during the years ended December 31, 2005, 2004 and 2003. $450,000 and $375,000 of the Company’s total costs were incurred during the nine months ended September 30, 2006 and 2005.

On September 1, 2006, the Company entered into a lease of 2,985 square feet of office space located at 50 E. River Center Boulevard, Suite 820, Covington, Kentucky. The lease is for a term of five years beginning on the first day of September, 2006 and ending on the last day of August, 2011. The annual base rent increases every 12 months starting at approximately $40,484 and ending at approximately $53,730. Under the terms of the lease, additional rent for operating expenses of the building shall also be payable by the Company at a pro rata share deemed to be 0.928%, which will total approximately $19,402 for the first 12 months. These expenses are anticipated to increase at a rate of 3% per year.

Liquidity and Capital Resources

During the three months ending September 30, 2006, we raised $335,000 in private equity funding from sales of equity securities, $42,000 received from issuance of a convertible debenture, and during the nine months ended September 30, 2006, we recognized a $921,919 receivable during the first quarter of 2006 that we believe is fully collectible. Following the quarter ended September 30, 2006, we raised an additional $961,500 from sales of equity securities. On July 6, 2006, the Company issued 3,000,000 warrants to CTCEG in exchange for consulting services rendered. The Company valued these warrants at the fair market value on the dates of the grant. The Company recorded stock based consulting expense of $71,225. During the nine months ended September 30, 2006, the Company’s president advanced the Company $591,466.

During the nine months ended September 30, 2005, we did not raise any capital from outside sources and had no sales revenue.

The $335,000 we raised during the third quarter of 2006 came from sales of 335,000 units at $1.00 per unit which consist of 1 share of common stock and 1 warrant which can be exercised at $1.50 per share within 6 months from the effective date of a registration statement registering the units and the underlying shares reserved for the exercise of the warrants. The registration statement is required to be filed within 30 days from the date that the Company attains a shareholder base of 35 shareholders. Pursuant to the terms of a registration rights agreement entered into on July 6, 2006, the Company has agreed to file a registration statement covering the shares of common stock underlying the securities issued to CTCEG and the units sold to private securities purchasers (the unit purchasers) and the common stock underlying the units’ warrants, and to register for resale the 5,000,000 shares owned by QCF1, no later than 30 days after the Company obtains a shareholder base of 35 shareholders, and will use its best efforts to have the registration statement declared effective with the SEC within 180 days of the filing date. If the Company does not meet the scheduled filing date, it has agreed to pay liquidated damages as required in the registration rights agreement (incorporated by reference from exhibit 10.1 to the Company’s Form 8-K filed with the Commission on July 11, 2006). Similar registration rights apply to the Company’s sales of securities in private placement transactions. Management expects to timely file the registration agreement. Accordingly, liquidated damages have not been accrued as of the balance sheet date.

On July 6, 2006, the Company issued 40,000,000 shares of common stock, par value $.001 to VFCT’s shareholders as part of the share exchange agreement.

On June 27, 2005, the QC1 issued 5,000,000 shares of common stock, par value $.001 per share, to its initial shareholder in exchange for $5,000 in cash.

Recent Accounting Pronouncements

As stated in the Notes to our financial statements above, we do not believe that any changes in accounting pronouncements have had a material affect on our financial statements.

Off-Balance Sheet Arrangements

Neither the Company nor its subsidiary have any off-balance sheet arrangements.

Employees

The Company has four direct employees, of which two are executive management and two are administrative employees. The LLNL, DOE, and Lebedev working groups have assigned their own personnel to the THOR project. The personnel assigned to work on the THOR project by these working groups are not paid for by Valley Forge.

Description of Property

The Company does not own or lease a manufacturing facility for production of THOR. The Company intends to build at least one assembly facility in the United States. The Company is in the process of evaluating locations and obtaining estimates for the preparation of a suitable site.

The Company’s projection for the timing of production is dependent on its ability to raise funds from equity investors and warrant holders and its ability to develop at least one assembly facility.

On September 1, 2006, the Company leased 2,985 square feet of office space located at 50 E. River Center Boulevard, Suite 820, Covington, Kentucky. The term of the lease is for five years and terminates on the last day of August, 2011. The annual base rent increases every 12 months starting at approximately $40,484 and ending at approximately $53,730. Under the terms of the lease, additional rent for operating expenses of the building shall also be payable by the Company’ at a pro rata share deemed to be .928%, which will total approximately $19,402 for the first 12 months. These expenses are anticipated to increase at a rate of 3% per year.

Reports to Security Holders

We are not required to deliver an annual report to security holders and do not plan to send a copy of the annual report to them. If we choose to create an annual report, it will contain audited financial statements. We intend to file all required information with the SEC. We plan to file with the SEC our Forms 10KSB, 10QSB and all other forms that are or may become applicable to us.

The public may read and copy any materials filed with the SEC at the SEC=s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We have filed all statements and forms with the SEC electronically, and they are available for viewing or copy on the SEC=s Internet site, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address for this site is http://www.sec.gov.

EXECUTIVE COMPENSATION

The Company expects to compensate each of its directors and executive officers at such time during the fiscal year 2006 when cash is available, in the following amounts:
Name	Salary	Position
Louis J. Brothers	$ 0	Chairman of the Board, Director
	125,000	President
	625,000	Sales Commission

Larry K. Wilhide	$ 80,000	Vice-President
	0	Director

Messrs. Brothers and Wilhide each have the use of a company car. No other fringe benefits for either of them have been awarded in the past or are contemplated at this time to be awarded in fiscal year 2006. The cash compensation amounts above are projections dependent upon the receipt of sufficient capital financing.

The Company owes Mr. Brothers $625,000 as a commission for securing sales in the first quarter of 2006. This payment is reflected in the table above under “Executive Compensation” and is included in the attached balance sheet as “due to stockholders.” This commission did not pertain to a sale of a THOR unit. In the future, Mr. Brothers and all other employees will receive commissions from their individual efforts resulting in customer purchase orders for THOR units.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BALANCE SHEETS
STATEMENTS OF OPERATIONS
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
STATEMENTS OF CASH FLOWS
NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
Valley Forge Composite Technologies, Inc.
King of Prussia, Pennsylvania

We have audited the accompanying balance sheets of Valley Forge Composite Technologies, Inc., as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Forge Composite Technologies, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MORISON COGEN LLP
MORISON COGEN LLP
Bala Cynwyd, Pennsylvania
May 2, 2006

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$14,850	$69,756
Due from stockholder	1,678	1,678

TOTAL CURRENT ASSETS	16,528	71,434

PROPERTY AND EQUIPMENT - Net	8,737	12,566

TOTAL ASSETS	$25,265	$84,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$6,229	$2,320
Due to stockholder	42,000	42,000

TOTAL LIABILITIES	48,229	44,320

STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK - $0.001 par value; 1,000 shares
authorized; 1,000 shares and issued and outstanding	1	-

ADDITIONAL PAID-IN CAPITAL	1,204,999	700,500

ACCUMULATED DEFICIT	(1,227,964)	(660,820)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(22,964)	39,680

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$25,265	$84,000

The accompanying notes are an integral part of these financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

SALES	-	$662,510

COSTS AND EXPENSES
Cost of sales	-	248,972
Research and development	500,000	400,000
Selling and administrative expenses	67,276	385,420
	567,276	1,034,392

LOSS FROM OPERATIONS	(567,276)	(371,882)

OTHER INCOME
Investment income	132	130

NET LOSS	$(567,144)	$(371,752)

The accompanying notes are an integral part of these financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common	Paid-in	Accumulated
	Stock	Capital	Deficit	Total

BALANCE AT DECEMBER 31, 2003	$-	$300,500	$(289,068)	$11,432

Contributed capital related to research and
development agreement	-	400,000	-	400,000

Net loss for the year ended December 31, 2004	-	-	(371,752)	(371,752)

BALANCE AT DECEMBER 31, 2004	-	700,500	(660,820)	39,680

Issuance of common stock for services	1	4,499	-	4,500

Contributed capital related to research and
development agreement	-	500,000	-	500,000

Net loss for the year ended December 31, 2005	-	-	(567,144)	(567,144)

BALANCE AT DECEMBER 31, 2005	$1	$1,204,999	$(1,227,964)	$(22,964)

The accompanying notes are an integral part of these financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(567,144)	$(371,752)
Adjustments to reconcile net loss
to net cash provided by (used in) operating activities
Depreciation	4,232	3,702
Contributed capital for services	500,000	400,000
Common stock issued for services	4,500	-
Increase in assets
Due from stockholder	-	(3,580)
Increase in liabilities
Accounts payable and accrued expenses	3,909	1,099

Net cash provided by (used in) operating activities	(54,503)	29,469

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(403)	(7,091)

Net cash used in investing activities	(403)	(7,091)

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(54,906)	22,378

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	69,756	47,378

CASH AND CASH EQUIVALENTS - END OF YEAR	$14,850	$69,756

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Cash paid during the year for:
Interest	$-	$-

Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business
Valley Forge Composite Technologies, Inc. (the “Company”), a Pennsylvania corporation, was incorporated on November 21, 1996 for the purpose of development and sales of scientific technologies.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates based on management’s knowledge and experience. Accordingly, actual results could differ from those estimates.

Comprehensive Income
The Company follows the Statement of Financial Accounting Standard (“SFAS”) No. 130, “Reporting Comprehensive Income.” Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income (loss) is equal to net income (loss).

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, due from stockholder and payables and accrued expenses. The carrying values of cash and cash equivalents, due from stockholder and payables and accrued expenses approximate fair value because of their short maturities.

Concentration of Credit Risk
Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions to limit its credit exposure.

Cash Equivalents
The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Depreciation
The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed using the straight-line method. The estimated useful lives are as follows:

Computer Equipment	5 years
Office Equipment	7 years

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

        NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. The Company generally recognizes revenue at the time product is shipped to the customer.

Income Taxes
The Company has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code and the Commonwealth of Pennsylvania. Under those provisions, the Company does not pay federal and state corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income (have included their respective shares of the Company’s net operating loss on their individual income tax returns).

Recoverability of Long Lived Assets
The Company follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material to the Company’s annual financial statements.

Research and Development Costs
Research and development costs are expensed as incurred.

Advertising Costs
Advertising costs are expensed as incurred.
NOTE 2 - MANAGEMENT PLANS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since its inception in 1996, the Company was involved in the development and sales of scientific technologies. The sales through the years were sporadic but had high margins. However, in 2003, the Company entered into a Cooperative Research and Development Agreement, which is more fully described in Note 5.

The ultimate success of the Company in attaining sustainable profitability and positive cash flow from operations is dependent upon the successful development and commercialization of these advanced technologies including the Accelerator-Detector Complex together with obtaining sufficient capital or financing to support management plans.

NOTE 3 - DUE TO STOCKHOLDER

Amount represents a payable to a stockholder with no stated interest or repayment terms (Note 7).

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 4- PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

Related depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $4,232 and $3,702.
	2005	2004
Computer Equipment	$23,016	$23,016
Office Equipment	1,211	808
	24,227	23,824
Less: Accumulated depreciation and amortization	15,490	11,258
	$8,737	$12,566

NOTE 5 - COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

On July 14, 2003, a Cooperative Research and Development Agreement (“CRADA”) was executed between the Company and the Regents of the University of California (“Laboratory”). The U.S. Department of Energy (“DOE”) is the agency responsible for the federally-owned facility known as Lawrence Livemore National Laboratory (“LLNL”), University of California under a prime contract with DOE. The New Independent State of the former Soviet Union (“Participating NIS Institute”) is also participating in the CRADA.

The Company is responsible for the coordination of activities in Russia and the U.S., the demonstration of detection technologies with LLNL, and the development of market survey data and business commercialization plans for introducing the successful Accelerator-Detector Complex into the international transportation security market. The Company’s portion of total cost estimate for this 48 month CRADA project is $1,800,000, of which $500,000, $400,000 and $300,000 was incurred during the years ended December 31, 2005, 2004 and 2003. The Company accounted for the CRADA project in accordance with Staff Accounting Bulletin Topic 5-T by recording a research and development cost through contributions by the stockholders.
NOTE 6 - EQUITY

During the year ended December 31, 2005 and 2004, stockholders of the Company contributed capital related to the CRADA project valued at $500,000 and $400,000.

During the year ended December 31, 2005, the Company issued 900 shares of its common stock for services valued at $4,500.

NOTE 7 - RELATED PARTY TRANSACTION

During the years ended December 31, 2005 and 2004, the Company paid consulting fees of $24,721 and $48,000 to a stockholder of the Company.

At December 31, 2005 and 2004, a payable in the amount of $42,000 was due to a stockholder for consulting services rendered in 2002 (Note 3).

NOTE 8 - MAJOR CUSTOMER

The sales in 2004 were to one customer.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
(UNAUDITED)

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2006
(UNAUDITED)

ASSETS

Current assets:
Cash and cash equivalents	$191,616
Accounts receivable	921,919

Total current assets	1,113,535

Property and equipment, net	21,432

Other assets:
Security deposit	5,534

Total Assets	$1,140,501

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$355,367
Convertible debenture payable	42,000
Due to shareholders	633,552

Total current liabilities	1,030,919

Shareholders' Deficit
Common stock, $.001 par value, 100,000,000
shares authorized; 45,335,000 shares
issued and outstanding	45,335
Additional paid-in capital	2,014,126
Accumulated deficit	(1,949,879)

Total shareholders' deficit	109,582

Total Liabilities and Shareholders' Deficit	$1,140,501

See Accompanying Notes to Unaudited Consolidated Financial Statements

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ending		For the nine months ending
	September 30,		September 30,
	2006	2005	2006	2005
Sales	$-	$-	$1,339,511	$-

Costs and expenses

Cost of sales	-	-	588,200	-
Research and development	150,000	125,000	450,000	375,000
Selling and administrative expenses	129,125	12,408	952,191	48,078
Stock based consulting	71,225	-	71,225	-
	350,350	137,408	2,061,616	423,078

Loss from operations	(350,350)	(137,408)	(722,105)	(423,078)

Other income

Investment income	135	43	191	110

Net loss	$(350,215)	$(137,365)	$(721,914)	$(422,968)

Loss per common share
Basic	$(0.01)	$(0.00)	$(0.02)	$(0.01)
Diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Weighted Average Common Shares Outstanding
Basic	45,100,543	45,000,000	45,033,883	45,000,000
Diluted	45,100,543	45,000,000	45,033,883	45,000,000

See Accompanying Notes to Unaudited Consolidated Financial Statements

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months ended
	September 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(721,914)	$(422,968)
Adjustments to reconcile net loss
to net cash provided by (used in)
operating activities:
Depreciation expense	3,436	3,152
Contributed capital for services	450,000	375,000
Fair value of warrants issued for consulting services	71,225	-
Change in operating assets and liabilities
(Increase) Decrease in:
Accounts Receivable	(921,919)	-
Security deposit	(5,534)
Increase (decrease) in:
Accounts Payable and Accrued Expenses	349,138	(159)

NET CASH USED IN	(775,568)	(44,975)
OPERATING ACTIVITIES

CASH FLOWS FROM INVESTING ACTIVITIES

Capital Expenditures	(16,132)	(402)

NET CASH USED IN	(16,132)	(402)
INVESTING ACTIVITIES

CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from sale of common stock	335,000	-
Proceeds from convertible debenture payable	42,000	-
Loan from shareholder	591,466	-
Loan repayment to shareholder	-	(18,100)

NET CASH PROVIDED BY (USED IN)	968,466	(18,100)
FINANCING ACTIVITIES

NET INCREASE (DECREASE) IN CASH	176,766	(63,477)

CASH AT BEGINNING OF PERIOD	14,850	69,756

CASH AT END OF PERIOD	$191,616	$6,279

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:

Income taxes	$-	$-

Interest	$4,779	$52

See Accompanying Notes to Unaudited Consolidated Financial Statements

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE 1 - BASIS OF PRESENTATION, NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements have been prepared by Valley Forge Composite Technologies, Inc., a Florida corporation (the “Company”). (Prior to July 6, 2006, we were named Quetzal Capital 1, Inc.) The Company’s unaudited financial statements are consolidated with the results of its subsidiary, Valley Forge Composite Technologies, Inc., a Pennsylvania corporation (“VFCT”). (1) These statements include all adjustments (consisting only of normal recurring adjustments) which management believes necessary for a fair presentation of the statements and have been prepared on a consistent basis using the accounting policies described here and in the summary of Accounting Policies included in VFCT’s 2005 audited financial statements. These financial statements should be read in conjunction with the 2005 audited financial statement included in the Form 8-K. VFCT’s 2005 audited financial statements are contained in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) on July 11, 2006. Our Form 8-K is publicly available on the Commission’s website located at www.sec.gov.

Certain financial information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the accompanying disclosures are adequate to make the information presented not misleading. The Notes to Financial Statements included in VFCT’s 2005 audited financial statements should be read in conjunction with the accompanying interim financial statements included in this Form 10-QSB. The interim operating results for the nine months ended September 30, 2006 may not be necessarily indicative of the operating results expected for the full year.

The consolidated financial statements are prepared in accordance with generally accepted accounting principals in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its subsidiary. All material intercompany balances and transactions have been eliminated.

Share exchange agreement
On July 6, 2006, Quetzal Capital 1, Inc., a Florida corporation (“QC1”) entered into a share exchange agreement with Valley Forge Composite Technologies, Inc., a Pennsylvania corporation (“VFCT”). (1) QC1 was a reporting shell corporation with no operations. The share exchange was approved by QC1 and its sole shareholder, Quetzal Capital Funding I, Inc. (“QCF1”), and by VFCT’s board of directors and a majority of its shareholders. The result of the share exchange is that VFCT became a wholly-owned subsidiary of QC1, and QC1 changed its name to Valley Forge Composite Technologies, Inc., a Florida corporation. Several related agreements were also made with parties associated or affiliated with QC1 in connection with the approval of the share exchange. These agreements involved the approval of a consulting agreement and a warrant agreement with Coast To Coast Equity Group, Inc. (“CTCEG”), a company owned by the same shareholders who own QC1’s sole corporate shareholder, QCF1, and a registration rights agreement for QCF1, CTCEG and others. The details of the share exchange and the related agreements are set forth in detail and are also attached as exhibits to the Company’s Form 8-K, filed with the Commission on July 11, 2006, as supplemental information.

Nature of the Business
Going forward from the July 2006 share exchange transaction, the only operating business of the Company has been the business of its subsidiary VFCT. VFCT was incorporated in Pennsylvania on November 21, 1996 and has engaged and continues to engage in the development and sales of scientific technologies.

Summary of Significant Accounting Policies
Except as may otherwise be provided herein, these unaudited consolidated financial statements have been prepared consistently with the accounting policies described in Note 1 to VFCT’s financial statements for the year ended December 31, 2005.

Use of Estimates
In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(1)  In addition, the share exchange between QC1 and VFCT was accounted for as a reverse merger because on a post-merger basis, the former VFCT shareholders hold a majority of the outstanding common stock of QC1 on a voting and a fully diluted basis.  As a result, VFCT was deemed to be the acquirer for accounting purposes.  Accordingly, the consolidated financial statements presented, beginning with the period ending September 30, 2006, are the financial statements of the consolidated companies from the acquisition date forward.  The historical shareholders' deficit of VFCT prior to the acquisition has been retroactively restated (a recapitalization) for the equivalent number of shares received in the acquisition after giving effect to any differences in the par value of QC1's and VFCT's common stock, with an offset to additional paid-in capital.  The restated consolidated retained earnings of the accounting acquirer (VFCT) are carried forward after the acquisition.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE 1 - BASIS OF PRESENTATION, NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income
The Company follows the Statement of Financial Accounting Standard (“SFAS”) No. 130, “Reporting Comprehensive Income.” Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income (loss) is equal to net income (loss).

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, due to stockholders, accounts payables and accrued expenses. The carrying values of cash and cash equivalents, accounts receivable, due to stockholders, accounts payables and accrued expenses approximate fair value due to their short term maturities.

Concentration of Credit Risk
Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and cash equivalents and accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions to limit its credit exposure.

There is a concentration of credit risk with accounts receivable since it is due from one customer and is uncollateralized. However, the Company considers the receivable to be fully collectible.

Cash Equivalents
The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable
The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on its history of past write-offs and collections and current credit conditions. Management believes that the accounts receivable balance as of September 30, 2006 is fully collectible, and therefore, no provision for uncollectible accounts has been made in these statements.

Property and Equipment
Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of the assets are capitalized. Expenditures for maintenance and repairs of the assets are charged to expense as incurred.

Revenue Recognition
The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. The Company generally recognizes revenue at the time product is shipped to the customer.

Income Taxes
Historically, the Pennsylvania Company has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code and the Commonwealth of Pennsylvania. Under those provisions, VFCT did not pay federal and state corporate income taxes on its taxable income. Instead, the stockholders were liable for individual federal and state income taxes on their respective shares of VFCT’s taxable income.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE 1 - BASIS OF PRESENTATION, NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (continued)
Effective July 6, 2006 (date of the exchange agreement explained in Note 7), VFCT is no longer a Subchapter S corporation and is now subject to corporate level taxes on its earnings.

Under the asset and liability method of FASB Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance, when in the Company's opinion it is likely that some portion or the entire deferred tax asset will not be realized.

Loss per common share
In accordance with SFAS No 128 “Earnings Per Share,” Basic earnings per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. For the periods below the Company excludes potentially dilutive securities from the loss per share calculations as their effect would have been anti-dilutive.

The following sets forth the computation of earnings per share.

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2006		2005		2006		2005

Net loss	$	(350,215)	$	(137,365)	$	(721,914)	$	(422,968)
Weighted average shares outstanding		45,100,543		45,000,000		45,033,883		45,000,000
Loss per share - basic & dilutive		$(.01)		$(.00)		$(.02)		$(.01)

Share Based Payments
In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services. Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123(R). Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE 1 - BASIS OF PRESENTATION, NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share Based Payments (continued)

Effective January 1, 2006, the Company has fully adopted the provisions of SFAS No. 123(R) and related interpretations as provided by SAB 107. As such, compensation cost is measured on the date of grant as the fair value of the share-based payments. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively. Prior to January 1, 2006, neither VFCT nor QC1 had any stock-based compensation plans.

The Company granted 3,000,000 warrants in connection with a two-year consulting agreement beginning July 6, 2006 to CTCEG during the quarter ended September 30, 2006. The warrants granted in connection with the consulting agreement include the following provisions: 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.00 per share when the per share market value closes at or above $1.00 for up to two years from the effective date of the registration statement registering the underlying shares; 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $1.50 per share when the per share market value closes at or above $1.50 for up to two years from the effective date of the registration statement registering the underlying shares; and, 1,000,000 warrants to purchase 1,000,000 shares at an exercise price of $2.00 per share when the per share market value closes at or above $2.00 for up to two years from the effective date of the registration statement registering the underlying shares. A total of $569,800 was allocated to these warrants using the Black-Scholes pricing model with the following assumptions: share price of $1.00; Strike prices ranging from $1.00 to $2.00 per share; Time to expiration (days) of 638; Expected volatility of 52.86%; no dividends; and an annual interest rate based on 3-month U.S. Treasury Bill of 4.81%. Three months consulting expense  ($71,225) was attributed to the grant of these warrants during the quarter ended September 30, 2006. A reconciliation of these warrants issued and outstanding at September 30, 2006 is as follows:

Warrants outstanding at June 30, 2006	-
Granted	3,000,000
Exercised/forfeited	-
Warrants outstanding at September 30, 2006	3,000,000

Recent accounting pronouncements

In May 2005, the Financial Accounting Standard Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after September 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial statements.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE 1 - BASIS OF PRESENTATION, NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements (continued)

In September 2006, the FASB issued FASB Statement No. 157. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

NOTE 2 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company has an accumulated deficit of $1,949,879 at September 30, 2006, net losses in the nine months ended September 30, 2006 of $721,914 and cash used in operations during the nine months ended September 30, 2006 of $775,568. While the Company is attempting to increase sales, the growth has not been significant enough to support the Company’s daily operations. Management may attempt to raise additional funds by way of a public or private offering of its securities. While the Company believes in the viability of its strategy to improve sales volume and its ability to raise additional funds, there can be no assurances to that effect. The Company’s limited financial resources have prevented the company from aggressively advertising its products and services to achieve consumer recognition. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan to generate increased revenues and to raise additional funds. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that the actions presently being taken to further implement its business plan and generate additional revenues and to raise additional funds provide the opportunity for the Company to continue as a going concern.

NOTE 3 - MANAGEMENT PLANS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The attainment of sustainable profitability and positive cash flow from operations is dependent on certain future events. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty (see Note 2).

Since its inception in 1996, the Company was involved in the development and sales of scientific technologies. The sales through the years were sporadic but had high margins. However, in 2003, the Company entered into a Cooperative Research and Development Agreement for the development and commercialization of an Advanced-Detector Complex, which is more fully described in Note 5. The Company also seeks the acquisition, development, and commercialization of other advanced technologies.

The ultimate success of the Company in attaining sustainable profitability and positive cash flow from operations is dependent upon the successful development and commercialization of these advanced technologies including the Accelerator-Detector Complex together with obtaining sufficient capital or financing to support management plans.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE 4 - DUE TO SHAREHOLDER

Amount represents advances from two shareholders, due on demand with no stated interest or repayment terms.

NOTE 5 - COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

On July 14, 2003, a Cooperative Research and Development Agreement (“CRADA”) was executed between the Company and the Regents of the University of California’s Lawrence Livermore National Laboratory (“LLNL”), a laboratory funded by the U.S. Department of Energy (“DOE”). The New Independent State of the former Soviet Union, by the P.N. Lebedev Physical Institute of the Russian Academy of Sciences, is also participating in the CRADA.

The Company is responsible for the coordination of activities in Russia and the U.S., the demonstration of detection technologies with LLNL, and the development of market survey data and business commercialization plans for introducing the successful Accelerator-Detector Complex (also referred to in this Form 10-QSB as “THOR”) into the international transportation security market. The Company’s portion of total cost estimate for this 48 month CRADA project is $1,800,000, of which $500,000, $400,000 and $300,000 were incurred during the years ended December 31, 2005, 2004 and 2003. $450,000 and $375,000 of the Company’s total costs were incurred during the nine months ended September 30, 2006 and 2005. The Company accounted for the CRADA project in accordance with Staff Accounting Bulletin Topic 5-T by recording a research and development cost through contributions by the stockholders.

NOTE 6 - RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2006, the Company’s president and major shareholder of the Company advanced the Company $591,466. This amount is included in the due to shareholders balance on the balance sheet at September 30, 2006, bears no interest, and is due on demand.

On August 11, 2006, Coast to Coast Equity Group, Inc., a Company warrent holder, loaned the Company $42,000 as described in Note 9.

NOTE 7 - BUSINESS CONCENTRATIONS

The Company’s only sales in 2006 were to one customer located in Japan. As of September 30, 2006, this customer owes the Company $921,919. Management believes that this amount will be fully collectible.

NOTE 8 - DESCRIPTION OF LEASING ARRANGEMENTS

On September 1, 2006, the Company entered into a lease of 2,985 square feet of office space located at 50 E. River Center Boulevard, Suite 820, Covington, Kentucky. The term of the lease shall be for five years beginning on the first day of September, 2006 and ending on the last day of August, 2011.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE 8 - DESCRIPTION OF LEASING ARRANGEMENTS (continued)

The annual base rent increases every 12 months starting at approximately $40,484 and ending at approximately $53,730. Under the terms of the lease, additional rent for operating expenses of the building shall also be payable by the Company at a pro rata share deemed to be 0.928%, which will total approximately $19,402 for the first 12 months. These expenses are anticipated to increase at a rate of 3% per year.

The following is a schedule of future minimum lease payments required under the lease:

September 30,
2007	$60,661
2008	69,349
2009	71,418
2010	73,562
2011	69,270
Total	$344,260

NOTE 9 - CONVERTIBLE DEBENTURE

On August 11, 2006, the Company issued a convertible debenture to CTCEG in the amount of $42,000 in exchange for cash received. The interest rate is of 4% per annum and runs from August 11, 2006. The amounts due may be paid in cash or cash equivalents, including but not limited to payment in the form of the Company’s common stock valued at $1.00 per share, or CTCEG may apply amounts due toward the cash exercise of CTCEG’s Warrant Agreement as referred to in Note 1.

NOTE 10 - STOCKHOLDERS’ DEFICIT

On June 27, 2005, the Company issued 5,000,000 shares of common stock, par value $.001 per share, to its initial shareholder in exchange for $5,000 in cash.

On July 6, 2006, the Company issued 40,000,000 shares of common stock, par value $.001 as part of the exchange agreement referred to in Note 1.

On July 6, 2006, the Company issued 3,000,000 warrants in exchange for consulting services rendered. The Company valued these warrants at the fair market value on the dates of the grant as referred to in note 1. The Company recorded stock based consulting expense of $71,255 for the quarter ending September 30, 2006.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

NOTE 10 - STOCKHOLDERS’ DEFICIT(continued)

On August 11, 2006, the Company issued a convertible debenture for $42,000 referred to in Note 9.

During the third quarter of 2006, the Company sold in private placement transactions 335,000 units at $1.00 per unit which consist of 1 share of common stock and 1 warrant which can be exercised at $1.50 per share within 6 months from the effective date of a registration statement registering the units and the underlying shares reserved for the exercise of the warrants. The registration statement is required to be filed within 30 days from the date that the Company attains a shareholder base of 35 shareholders.

Common Stock Warrants

Stock warrant activity for the nine months ended September 30, 2006 is summarized as follows:

	Number of	Weighted average
	warrants	exercise price
Outstanding at September 30, 2006	0	$.000
Granted	3,335,000	1.50
Exercised	-	-

Outstanding at September 30, 2006	3,335,000	$1.50

The following table summarizes the Company's stock warrants outstanding at September 30, 2006:

Warrants outstanding and exercisable
		Weighted	Weighted
		average	average
Range of		remaining	exercise
exercise price	Number	life	price
$ 1.00	1,000,000	1.75	$1.00
$ 1.50	1,000,000	1.75	$1.50
$ 2.00	1,000,000	1.75	$2.00
$ 1.50	335,000.75		$1.50

NOTE 11 - REGISTRATION RIGHTS AGREEMENT

Pursuant to the terms of a registration rights agreement entered into on July 6, 2006, the Company has agreed to file a registration statement covering the shares of common stock underlying the securities issued to CTCEG and to private securities purchasers (the unit purchasers), and to register for resale the 5,000,000 shares owned by QCF1, no later than 30 days after the Company obtains a shareholder base of 35 shareholders, and will use its best efforts to have the registration statement declared effective with the SEC within 180 days of the filing date. If the Company does not meet the scheduled filing date, it has agreed to pay liquidated damages as required in the registration rights agreement (incorporated by reference from exhibit 10.1 to the Company’s Form 8-K filed with the Commission on July 11, 2006). Similar registration rights apply to the Company’s sales of securities in private placement transactions. Management expects to timely file the registration agreement. Accordingly, liquidated damages have not been accrued as of the balance sheet date.

 NOTE 12 - SUBSEQUENT EVENTS

Subsequent to September 30, 2006 the Company sold an additional 961,500 shares of its securities in private placement transactions. The selling price of the securities was $1 per unit. Each unit consists of one share of common stock and one warrant to purchase one additional share of common stock for $1.50. The warrants must be exercised within six months of the effective date of the registration statement registering the units and the underlying common stock reserved for the warrants.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company is paying all of the expenses, including legal, accounting, auditing, printing, and filing expenses associated with this registration statement. The expenses are estimated at $30,000.00.

RECENT SALES OF UNREGISTERED SECURITIES

         During the period between August 2006 and November 10, 2006, the Company sold units consisting of one share of $0.001 par value common stock and one warrant to purchase one share of $0.001 par value common stock at an exercise price of $1.50 per warrant. The offering was conducted as an offering exempt from registration pursuant to Regulation D, Rule 506. We sold to 56 purchasers, and all but one of which represented that he or she is an accredited investors. The Company raised $1,296,500 from this offering. The form of Securities Purchase Agreement used in that offering is filed herewith as Exhibit 10.4. All of the securities sold in the Regulation D offering are registered for resale in this Form SB-2 registration statement and prospectus and the sellers are identified in the table on page 11 of this prospectus.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws contain the broadest form of indemnification for our sole officer and director permitted under Florida law. Our bylaws generally provide as follows:

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines, amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he or she acted in good faith in a manner he reasonably believed to be in, or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contenders or its equivalent shall not create, of itself, a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defence of any action, suit or proceeding referred to above, or in any defence of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys fees, actually and reasonably incurred by him in connection therewith.

Any indemnification shall be made only if a determination is made that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made either (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by the shareholders who were not parties to such action, suit or proceeding. If neither of the above determinations can occur because the Board of Directors consists of a sole director or the Company is owned by a sole shareholder, which is controlled by the sole officer and director, then the sole officer and director or sole shareholder shall be allowed to make such determination.

Expenses incurred in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided above upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that she is entitled to be indemnified by the Company.

The indemnification provided shall be in addition to the indemnification rights provided pursuant to Chapter 607 of the Florida Statutes, and shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

UNDERTAKINGS

A.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the AAct@) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B.	For the purpose of determining liability of the registrant (Valley Forge) under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

INDEX OF EXHIBITS

Exhibit Number	Description
2.1
Share Exchange Agreement Between Quetzal Capital 1, Inc. and the Shareholders of Valley Forge Composite Technologies, Inc., dated July 6, 2006 (incorporated by reference to the Company’s Form 8-K filed July 11, 2006)

3.1	Articles of Incorporation of Quetzal Capital 1, Inc., 2005 (Incorporated by reference to the Company's Form 10-SB as filed with the Securities and Exchange Commission on July 7, 2005).
3.2	Articles of Amendment by Quetzal Capital 1, Inc. changing the company name to Valley Forge Composite Technologies, Inc. (incorporated by reference to the Company’s Form 8-K filed July 11, 2006)
3.3	Bylaws of Quetzal Capital 1, Inc. (Incorporated by reference to the Company's Form 10-SB as filed with the Securities and Exchange Commission on July 7, 2005)
3.3	Articles of Incorporation of Valley Forge Composite Technologies, Inc., a Pennsylvania corporation (1996)
4.1	Form of certificate evidencing shares of "Common Stock” in the Company.
4.4
Articles and Plan of Share Exchange Between Quetzal Capital 1, Inc., a Florida corporation, and Valley Forge Composite Technologies, Inc., a Pennsylvania corporation, filed with the Florida Department of State, Division of Corporations, effective July 6, 2006 (incorporated by reference to the Company’s Form 8-K filed July 11, 2006)

4.5
Articles and Plan of Share Exchange Between Quetzal Capital 1, Inc., a Florida corporation, and Valley Forge Composite Technologies, Inc., a Pennsylvania corporation, filed with the Pennsylvania Department of State, Corporation Bureau, effective July 6, 2006 (incorporated by reference to the Company’s Form 8-K filed July 11, 2006)

5	Legal Opinion
10.1	Registration Rights Agreement, dated July 6, 2006 (incorporated by reference to the Company’s Form 8-K filed July 11, 2006)
10.2	Consulting Agreement between Coast To Coast Equity Group, Inc. and Quetzal Capital 1, Inc., dated July 6, 2006 (incorporated by reference to the Company’s Form 8-K filed July 11, 2006)
10.3	Warrant Agreement between Coast To Coast Equity Group, Inc. and Quetzal Capital 1, Inc., dated July 6, 2006 (incorporated by reference to the Company’s Form 8-K filed July 11, 2006)
10.4	Form of Investment Letter
23	Consent of Auditor

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Covington, State of Kentucky, on November 10, 2006.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

Date: November 13, 2006	By:	/s/ Louis J. Brothers
Louis J. Brothers
President, Secretary and Treasurer (Principal Accounting Officer and Authorized Officer)

By:	/s/ Larry K. Wilhide
Larry K. Wilhide
Vice-President